MANAGEMENT AGREEMENT

Day Hagan Asset Management

Exhibit

Dated: February 7, 2025

Percentage of Average
Fund	Daily Net Assets

Day Hagan/Ned Davis Research Smart Sector ETF	0.68%

Day Hagan/Ned Davis Research Smart Sector Fixed Income ETF	0.68%

Day Hagan/Ned Davis Research Smart Sector International ETF	0.68%

Day Hagan Smart Buffer ETF	0.65%

Strategy Shares

By: /s/ Michael Schoonover

Print Name: Michael Schoonover

Title: President

Day Hagan Asset Management

By: /s/ Art Day

Print Name: Arthur Day

Title: Partner